Exhibit 4.2

FOURTH AMENDMENT TO

SENIOR SECURED NOTES

THIS FOURTH AMENDMENT TO SENIOR SECURED NOTES (this “Amendment”) is made and entered into as of March 31, 2016 by and among Ener-Core, Inc., a Delaware corporation (the “Company”), and the undersigned, and amends those certain Senior Secured Notes dated as of April 23, 2015 (as amended to date, the “Notes”) as issued by the Company pursuant to that certain Securities Purchase Agreement, dated April 22, 2015, by and among the Company, the “Buyers” identified therein, and the Collateral Agent identified therein (as amended to date, the “Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Notes.

RECITALS

WHEREAS, pursuant to Section 15 of the Notes, the written consent of the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding, including Empery Asset Master, Ltd. (“Empery”) so long as Empery or any of its Affiliates holds any Notes (the “Required Holders”), shall be required for any change or amendment or waiver of any provision of the Notes, provided that any such amendment or waiver does not disproportionately, materially and adversely affect the rights and obligations of any Holder relative to the comparable rights and obligations of the other Holders;

WHEREAS, any amendment effected in accordance with Section 15 of the Notes is binding upon all holders of Notes; and

WHEREAS, the parties hereto wish to amend the Notes as set forth below in order to facilitate the Company’s efforts to consummate financing activities to support working capital needs.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I
AMENDMENTS TO THE NOTES

Section 1.1 Amendment to Section 3. The first paragraph of Section 3 of the Notes is hereby amended and restated as follows:

“(3) CONVERSION OF NOTES. During any Conversion Period (as defined below), this Note shall be convertible at the Holder’s option, into shares of the Company's common stock, par value $0.0001 per share (including any capital stock into which such common stock shall have been changed or any capital stock resulting from a reclassification of such common stock, the “Common Stock”), on the terms and conditions set forth in this Section 3. A “QPO Conversion Period” means the period from and after the consummation of a Qualified Private Offering. An “Event of Default Conversion Period” means any time from and after the initial occurrence of an Event of Default. A “Conversion Period” means a QPO Conversion Period and/or an Event of Default Conversion Period. A “Qualified Private Offering” shall mean a private offering of the Company’s securities resulting in gross proceeds to the Company of at least $3 million after March 31, 2016 and prior to or on April 14, 2016. This Note is solely convertible during a Conversion Period.”

Section 1.2 Amendment to Section 3(b). Sections 3(a) and the first paragraph of 3(b) of the Notes are hereby amended and restated as follows:

(a)	Conversion Right. Subject to the provisions of Section 3(d), at any time or times during a Conversion Period, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount into fully paid and nonassessable shares of Common Stock and, if during a QPO Conversion Period, QPO Derivative Securities, as applicable, in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b)	Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the "Conversion Rate"). Notwithstanding anything to the contrary contained herein, if the Company issues any QPO Derivative Securities in connection with a Qualified Private Offering, upon any conversion during a QPO Conversion Period, the Holder shall automatically and without any additional consideration to the Company receive the same number of QPO Derivative Securities per share of Common Stock receivable upon such conversion as was received by investors in the applicable Qualified Private Offering.”

1.3 Amendment to Definition of Conversion Price. Section 3(b)(ii) of the Notes is hereby amended and restated as follows:

“(i) “Conversion Price” means, (A) as of any Conversion Date or other applicable date of determination occurring during an Event of Default Conversion Period, a price per share equal to 85% of the arithmetic average of the five (5) lowest Weighted Average Prices of the Common Stock during the fifteen (15) consecutive Trading Day period ending on the Trading Day immediately preceding the applicable Conversion Date or other applicable date of determination, or (B) as of any Conversion Date or other applicable date of determination occurring during a QPO Conversion Period, a price per share equal to the lowest offering price of the Common Stock offered for sale by the Company in such Qualified Private Offering (including any amendment thereto) and (C) as to any Conversion Date or other applicable date of determination occurring during a Conversion Period that is both an Event of Default Conversion Period and a QPO Conversion Period, the lower of (x) the price set forth in clause (A) and (y) the price set forth in clause (B), in each case, subject to adjustment as provided herein.”

1.4 Amendment to Definition of QPO Derivative Securities. Section 29(x) of the Notes is hereby amended and restated as follows:

“(x) “QPO Derivative Securities” means securities of the Company directly or indirectly convertible, exchangeable or exercisable into Common Stock that are issued in connection with a Qualified Private Offering.”

1.5 Additional Conversion Right. The following provision shall be added to the Notes as Section 3A:

“(3A) ADDITIONAL CONVERSION RIGHT. In the event that the Company issues or sells any securities for cash (other than Exempted Securities), in addition to any other conversion or other rights set forth herein, the Holder shall have the right to convert some or all of the Conversion Amount into the same securities being issued or sold by the Company by using some or all of the Conversion Amount as consideration to purchase such securities at the same purchase price as is used in the Company’s issuance or sale of such securities, provided that such additional right shall terminate immediately following the consummation of a Further Private Offering. For purposes of Rule 144(d) promulgated under the 1933 Act, as in effect on the date hereof, the Company hereby covenants and agrees that any securities issued in accordance with this provision shall be deemed to have been acquired by the Holder, and the holding period for such securities shall be deemed to have commenced, on the date this Note was originally issued. A “Further Private Offering” means, in one or more transactions, the sale of equity securities and/or receipt of irrevocable third party grant (sponsored, non-debt) funding that, when aggregated with the gross proceeds of any Qualified Private Offering, results in the Company’s receipt in aggregate of $7,000,000 in gross proceeds.”

1.6 Further Private Offering. The following provision shall be added to the Notes as Section 14(l):

“(l) Further Private Offering. Prior to October 15, 2016, the Company shall consummate a Further Private Offering.”

ARTICLE II
MISCELLANEOUS

Section 2.1 Effect of this Amendment. This Amendment shall form a part of each Note for all purposes, and each holder thereof shall be bound hereby. This Amendment shall only be deemed to be in full force and effect from and after both the execution of this Amendment by the parties hereto and the execution of agreements substantially identical to this Amendment by the Company and holders of Notes at least a majority of the aggregate principal amount of the Notes then outstanding, including Empery, constituting the Required Holders. From and after such effectiveness, any reference to the Notes shall be deemed to be a reference to the Notes as amended hereby. Except as specifically amended as set forth herein, each term and condition of the Notes shall continue in full force and effect.

Section 2.2 Entire Agreement. This Amendment, together with the Notes, contains the entire agreement of the parties and supersedes any prior or contemporaneous written or oral agreements between them concerning the subject matter of this Amendment.

Section 2.3 Governing Law. This Amendment shall be governed by the internal law of the State of New York.

Section 2.4 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment may be executed by fax or electronic mail, in PDF format, and no party hereto may contest this Amendment’s validity solely because a signature was faxed or otherwise sent electronically.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment to Senior Secured Notes as of the date first written above.

COMPANY:

ENER-CORE, INC.

By:
Name: Alain J. Castro
Title: Chief Executive Officer

[Signature Page to Fourth Amendment to Senior Secured Notes—April 2015 Notes]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment to Senior Secured Notes as of the date first written above.

HOLDER:

By:
Name:
Title:

[Signature Page to Fourth Amendment to Senior Secured Notes—April 2015 Notes]